UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2009

PetroAlgae Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0301060
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

321-409-7500

(Our telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Securities Issuance Agreement

On December 24, 2009, PetroAlgae Inc. (“PetroAlgae” or the “Company”) entered into an agreement with Green Science Energy LLC, a Delaware limited liability company (“Green Science”) pursuant to which the Company agreed to sell to Green Science 357,143 shares of the Company’s common stock (“Common Stock”) at a price of $8.00 per share and a warrant to purchase 357,143 shares of Common Stock at an exercise price of $15.00 per share, in consideration for 30% of the outstanding equity interests on a fully-diluted basis in Green Science.

Green Science was also given the option, exercisable by June 30, 2010, to purchase up to an additional 250,000 shares of Common Stock at a price of $8.00 per share (the “Option Shares”) and a warrant to purchase 250,000 shares of Common Stock at an exercise price of $15.00 per share the for a total purchase price of $2,000,000.

Green Science is a joint venture between PA LLC and Congoo, LLC, a Delaware limited liability company (“Congoo”), which owns 70% of the outstanding equity interests in Green Science.

Master License Agreement and Option Agreement

Also on December 24, 2009, PA LLC, a Delaware limited liability company that is PetroAlgae’s operating subsidiary, entered into a Master License Agreement with Congoo, as licensee (the “License Agreement”). Under the License Agreement, Congoo paid PA LLC an initial licensing fee of $4,000,000 for a non-exclusive royalty-bearing license to use PA LLC’s proprietary technology to construct and operate facilities for the growth and harvesting of organisms for the production of oil and biomass (“Units”) in Egypt and Morocco. Congoo is permitted to enter into sublicenses with prior written approval of PA LLC, provided any sublicensee agrees to be bound by the terms of the License Agreement. The license expires on December 31, 2010.

PA LLC and Congoo also entered into an Option Agreement on December 24, 2009 pursuant to which Congoo is given the option to sell to PA LLC, for a purchase price of $2,000,000, exercisable between June 15, 1010 and January 31, 2011, the right to market and directly license its technology to certain potential customers identified by Congoo in connection with the License Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: December 31, 2009	By:	/s/ David Szostak
	Name:	David Szostak
	Title:	President